Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 12, 2011 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 12 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2011.

For the quarter ended June 30, 2011, the Company recorded a net loss of $125,949 or 10 cents per share, compared with a net loss of $151,479 or 12 cents per share, in the same period a year ago. Sales in the third quarter were $1,276,544, down 8% from $1,390,355 a year ago. The loss reduction on lower sales was due primarily to additional cost cutting measures implemented in March 2011.

In the first nine months, the Company reported a net loss of $657,612 or 52 cents per share, compared with a net loss of $422,312 or 34 cents per share, in the same period a year ago. Sales were $3,702,083, down 16%, compared to $4,421,132 a year ago. The prior year nine month results benefited from a higher sales volume, primarily a large OEM order delivered in December 2009.

Robert L. Bauman, President and CEO, said, "The third quarter operating results are an improvement over last year’s but our markets are still very depressed. We implemented additional expense reductions in March 2011 and are just now starting to see the results of a revised strategic plan we began implementing a year ago. We are hopeful that the success of several recent product introductions and a slightly more positive business climate we have recently experienced will continue.”

Backlog at June 30, 2011 was $600,000, an increase of 134% from the backlog of $256,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $235,000, specifically, $157,000 for emissions products, $45,000 for aftermarket products and $33,000 for OEM products. In addition, indicators and gauges increased by approximately $109,000. The Company estimates that approximately 81% of the current backlog will be shipped in the last quarter of fiscal 2011.

The Company's current assets at June 30, 2011 of  $2,958,909 are 3.8 times current liabilities, there is no long-term debt and working capital is $2,179,908. These compare to June 30, 2010 current assets of $3,831,080 that were 6.9 times current liabilities, no long-term debt and working capital of $3,273,882. At June 30, 2011 shareholder's equity was $2,632,867 or $2.11 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2011, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2011	2010	2011	2010
Net sales	$1,276,544	$1,390,355	$3,702,083	$4,421,132
Income (loss) before Income tax	(125,949)	(151,479)	(657,612)	(422,312)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	(125,949)	(151,479)	(657,612)	(422,312)

Basic income (loss) per share	(.10)	(.12)	(.52)	(.34)
Diluted income (loss) per share	(.10)	(.12)	(.52)	(.34)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095